Exhibit 10.1

SETTLEMENT AND PATENT LICENSE AGREEMENT

VPR Brands, LP | R.J. Reynolds Vapor Company

U.S. Patent No. 8,205,622 B2

This SETTLEMENT AND PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into and is effective as of July 10, 2026, (the “Effective Date”) by and between VPR Brands, LP, a limited partnership organized under the laws of the State of Delaware, having a place of business at 1141 Sawgrass Corporate Parkway, Sunrise, Florida 33323 (“Licensor” or “VPR”), and R.J. Reynolds Vapor Company, a corporation organized under the laws of the State of North Carolina, having a place of business at 401 North Main Street, Winston-Salem, North Carolina 27101 (“Licensee” or “RJR”). Licensor and Licensee are each individually referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the owner of all right, title, and interest in and to, including the right to sue for past, present, and future infringement of, U.S. Patent No. 8,205,622 B2;

WHEREAS, on April 21, 2026, Licensee filed a declaratory judgment action captioned R.J. Reynolds Vapor Company v. VPR Brands, LP, United States District Court for the District of Delaware, Case No. 1:26-cv-00459 (the “DJ Action”), seeking a declaration of non-infringement of U.S. Patent No. 8,205,622 B2;

WHEREAS, the Parties wish to fully and finally resolve the DJ Action and all disputes between them related to the Licensed ‘622 Patent (defined below) on the terms set forth herein, without admission of liability, validity, enforceability, or infringement by either Party; and

WHEREAS, Licensee wishes to acquire from Licensor, and Licensor is willing to grant to Licensee, a fully paid-up, perpetual, non-exclusive license under the Licensed ‘622 Patent in exchange for the Settlement Payment and the mutual releases set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, without admitting any liability or the validity, enforceability, or infringement of any patent, the Parties agree as follows:

ARTICLE I — DEFINITIONS

1.1 Defined Terms

For purposes of this Agreement, the following capitalized terms will have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that now or hereafter, directly or indirectly, controls, is controlled by or is under common control with such first Person, but any such Person will be deemed to be an Affiliate only as long as control exists. For the purposes of this definition of Affiliate, “control” of a Person means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

(b) “Claims” means claims, counterclaims, proceedings (including any litigation, arbitration, investigation, suit, or other proceeding in any tribunal or other administrative, judicial, or legislative body or any arbitrator or arbitration panel), actions, damages, costs, expenses, liabilities, losses, third-party claims, contribution claims, indemnity claims, demands, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, whether such claims are absolute or contingent, in tort, contract or otherwise, direct or indirect, past, present or future, known or unknown.

(c) “Control” means, with respect to any intellectual property, the possession (whether by ownership, license or otherwise) of the right to grant rights to such intellectual property as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party or requiring the payment of material additional consideration to any Third Party, unless Licensee agrees to make such payments to the Third Party.

(d) “Covered Third Parties” means, any vendors, suppliers, manufacturers, developers, distributors, resellers, OEMs, dealers, contractors, subcontractors, consultants, partners, retailers, hosts, service providers, customers (direct and indirect) and users of Licensed Products (as defined below). Wherever used, “Covered Third Parties” only refers to the activities of such parties with respect to the Licensed Products, and does not cover activities relating to other products or services.

(e) “Licensed Products” means any and all past, current, and future products, product lines, businesses, services, devices, systems, components, hardware, software, any combination of the foregoing (“Products”), made, used, purchased, imported, exported, distributed, sold, offered for sale, developed, advertised or otherwise obtained, disposed of, or exploited by or for Licensee or Licensee’s Affiliate, provided that “Licensed Products” shall not include any Product that is manufactured, designed, or otherwise produced by Licensee or any of its Affiliates that is both (i) the subject of a regulatory application, order or authorization that is not owned or controlled by, or licensed to, Licensee or Licensee’s Affiliates, and (ii) sold or marketed in the United States under a primary brand that is not owned or controlled by, or licensed to, Licensee or Licensee’s Affiliates. For clarity, in the event that Licensee or Licensee’s Affiliates acquire the rights to any Products after the Effective Date (including Products of any entity that becomes an Affiliate of Licensee after the Effective Date), such Products shall become Licensed Products immediately upon such acquisition.

(f) “Licensed ‘622 Patent” means, collectively, (i) United States Patent No. 8,205,622 B2, entitled “Electronic Cigarette,” issued June 26, 2012, (ii) any divisional, continuation, continuation-in-part, reissue, reexamination, inter partes review, or post-grant review of any of the foregoing that is Controlled by Licensor or any of its Affiliates on or after the Effective Date, and (iii) any foreign counterpart of any of the foregoing that is Controlled by Licensor or any of its Affiliates on or after the Effective Date.

(g) “Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, trust, association or organization or other legal entity.

(h) “Settlement Payment” means the one-time payment of fourteen million nine hundred thousand U.S. Dollars (US$14,900,000), payable by Licensee to Licensor pursuant to Article VI below.

(i) “Third Party” means any Person that is not a Party.

ARTICLE II — LICENSE GRANT

2.1 Fully Paid-Up Perpetual License

Effective upon Licensor’s actual receipt of the Settlement Payment, and in consideration thereof, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates a non-exclusive, worldwide, fully paid-up, perpetual, irrevocable, non-transferable (except as expressly provided in Section 9.7 below) license, with no right to sublicense, under the Licensed ‘622 Patent, solely with respect to Licensed Products, to make, have made, import, export, use, sell, develop, offer to sell, advertise, update, support, maintain, obtain, exploit and otherwise distribute and dispose of Licensed Products, including in each case the right to have any of the foregoing done directly or indirectly for or on behalf of Licensee or any of its Affiliates by Covered Third Parties.

ARTICLE III — RESERVATION OF RIGHTS

3.1 Reservation

The license granted in Section 2.1 above is limited to the Licensed Products and the Licensed ‘622 Patent. All rights not expressly granted in this Agreement with respect to the Licensed ‘622 Patent are hereby reserved and retained exclusively by Licensor. Licensor grants no other licenses by implication, estoppel, or otherwise to the Licensed ‘622 Patent.

ARTICLE IV — MUTUAL RELEASES

4.1 Release of Licensee by Licensor

Effective upon Licensor’s actual receipt of the Settlement Payment, Licensor, on its own behalf and on behalf of its agents, owners, members, shareholders, equity holders, officers, directors, partners, managers, employees, representatives, predecessors, licensees, sublicensees, successors and assigns, hereby fully, finally, perpetually, irrevocably, and unconditionally releases, acquits, and forever discharges Licensee, Licensee’s Affiliates, Covered Third Parties and their respective current and former employees, agents, officers, directors, owners, members, shareholders, partners, managers, equity holders, suppliers, manufacturers, attorneys, representatives, principals, trustees, licensees, sublicensees, successors-in-interest, predecessors-in-interest, assigns, distributors, and customers from any and all Claims, known or unknown, arising out of, derived from, related to, or predicated upon (a) any alleged infringement, directly or indirectly (including contributory infringement and inducement to infringe), of the Licensed ‘622 Patent by the Licensed Products, including the design or development thereof, at any time from the beginning of time through the Effective Date, (b) any claims or counterclaims that were or could have been asserted in the DJ Action, or (c) the negotiation of this Agreement.

4.2 Release of Licensor by Licensee

Effective upon Licensor’s actual receipt of the Settlement Payment, Licensee, on its own behalf and on behalf of its Affiliates, agents, owners, shareholders, directors, officers, employees, representatives, predecessors, successors and assigns, hereby fully, finally, perpetually, irrevocably, and unconditionally releases, acquits, and forever discharges Licensor and its agents, owners, members, shareholders, partners, managers, directors, officers, employees, attorneys, representatives, principals, trustees, predecessors-in-interest, successors-in-interest and assigns from any and all Claims, known or unknown, arising out of, derived from, or related to, or predicated upon (a) any alleged infringement, directly or indirectly (including contributory infringement and inducement to infringe), of the Licensed ‘622 Patent by the Licensed Products, including the design or development thereof, at any time from the beginning of time through the Effective Date, (b) any claims or counterclaims that were or could have been asserted in the DJ Action, the Licensed Products, or (c) the negotiation of this Agreement.

4.3 Limitation of Releases

The releases set forth in Section 4.1 and Section 4.2 above do not release: (a) any obligation arising under or created by this Agreement; (b) any claim for breach of this Agreement; (c) any claim by Licensor arising from the manufacture, sale, distribution, importation, or other commercialization of any product by Licensee that is not a Licensed Product, except to the extent expressly licensed herein; or (d) any claim by either Party not arising from, derived from, or related to the Licensed ‘622 Patent and the Licensed Products.

4.4 Mutual Release Acknowledgement

The Parties acknowledge and covenant that (a) the applicable releasing Parties have not heretofore made or filed, and will not make or file, any Claims released hereunder; and (b) such releasing Parties have not and will not assign to any Person any such released Claims (or any part thereof).

4.5 Unknown Claims

The Parties, having specific intent to release the identified potential Claims described in the foregoing Section 4.1 and Section 4.2, whether known or unknown, hereby acknowledge and expressly waive the provisions of Section 1542 of the California Civil Code (which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”) and any similar provisions in other jurisdictions, whether by statute or common law.

4.6 Costs and Attorneys’ Fees

Each Party shall bear its own costs and attorneys’ fees relating to the DJ Action, the negotiation of this Agreement, and the performance of this Agreement.

ARTICLE V — COVENANTS

5.1 Licensee No-Challenge Covenant

As a material condition of the license granted herein, Licensee covenants and agrees that, during the term of this Agreement, neither Licensee nor any of its Affiliates shall: (a) institute or maintain any inter partes review (IPR), post-grant review (PGR), ex parte reexamination, or covered business method review proceeding before the USPTO with respect to the Licensed ‘622 Patent, or any claim thereof; (b) bring or maintain any declaratory judgment action or other proceeding in any court seeking a declaration that the Licensed ‘622 Patent is invalid or unenforceable; (c) fund, finance, or provide material affirmative assistance to any Third Party in bringing or pursuing any of the foregoing; or (d) use any confidential information obtained exclusively through the operation of this Agreement for the purpose of initiating any of the foregoing proceedings, unless, in each case (a)-(c), Licensor or any of its Affiliates initiate or threaten in writing to initiate any Claim alleging infringement, directly or indirectly (including contributory infringement and inducement to infringe), of the Licensed ‘622 Patent against Licensee or any of its Affiliates or any Covered Third Party. Notwithstanding the foregoing, none of the following shall constitute a violation of this provision (a) Licensee’s compliance with any court or administrative order, discovery request, or subpoena, or (b) membership in a multi-member organization, including but not limited to Allied Security Trust, RPX, or Unified Patents.

5.2 Licensor Covenant Not to Sue

Licensor covenants not to sue Licensee, its Affiliates, any Covered Third Party or any other Third Party acting for or on behalf of Licensee or any of its Affiliates for infringement, direct or indirect (including contributory infringement and inducement to infringe), of the Licensed ‘622 Patent with respect to Licensed Products. This covenant runs with the license granted in Section 2.1 and is binding on Licensor’s successors, assigns, and any subsequent owner of the Licensed ‘622 Patent.

ARTICLE VI — SETTLEMENT PAYMENT

6.1 Settlement Payment

In consideration of the license, releases, and covenants granted by Licensor under this Agreement, Licensee shall pay to Licensor the Settlement Payment of fourteen million nine hundred thousand U.S. Dollars (US$14,900,000), which Settlement Payment shall be a single, one-time, fully paid-up, non-refundable payment.

6.2 Payment Mechanics

The Settlement Payment shall be wired by Licensee to the following bank account in immediately available U.S. funds within ten (10) business days following the Effective Date and receipt of Licensor’s W-9 (the “Payment Deadline”):

Bank Name:

Bank Address:

ABA Number:

Account Name:

Account Number:

Each Party will reasonably cooperate with the other in connection with payment of the Settlement Payment. No payment shall be deemed made under this Agreement until the funds in the full Settlement Payment amount are actually received by Licensor. The Settlement Payment is inclusive of any VAT or other indirect tax and shall be made free and clear of, and without any setoff, counterclaim, deduction, withholding, or other reduction of any kind, including without limitation any wire transfer fees, intermediary bank fees, or other transaction charges, all of which shall be borne solely by Licensee. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and no Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement. For the avoidance of doubt, each Party will be responsible for any taxes to which it is subject as a result of the Payment made by Licensee to Licensor under this Agreement.

6.3 Independent Consideration

The Settlement Payment is supported by independent and sufficient consideration. The Settlement Payment shall not be refundable, in whole or in part, for any reason, including without limitation any subsequent determination that the Licensed ‘622 Patent is invalid, unenforceable, or not infringed by any tribunal. Licensee expressly waives any right to seek rescission, restitution, reformation, or any similar remedy in the event of any later challenge to the Licensed ‘622 Patent.

6.4 Terms Offered for Settlement Only

This Agreement, including the Settlement Payment and the license granted pursuant to Section 2.1, is entered into as part of a complex negotiated settlement for the purpose of resolving disputed claims and avoiding litigation. The terms of this Agreement are offered solely in compromise of disputed claims and shall not be construed as an admission of liability, validity, enforceability, or infringement. In addition, the Settlement Payment is a compromise amount agreed to in order to avoid the costs and uncertainties of litigation, and none of the terms or conditions of this Agreement, including the Settlement Payment or the nature of the license granted pursuant to Section 2.1, shall be an indication of, shall be used in the determination of, or shall be treated, offered, characterized, or admissible as evidence of, or otherwise have any relevance whatsoever to, what constitutes or may constitute adequate, appropriate or reasonable consideration or an adequate, appropriate or reasonable royalty, market rate, established royalty, or valuation benchmark in any other matter or in any other proceeding, agreement or transaction in any particular jurisdiction or set of jurisdictions worldwide, whether or not such other proceeding, agreement or transaction involves the Licensed ‘622 Patent or any other intellectual property or the Parties or any other party.

ARTICLE VII — DISMISSAL OF DJ ACTION

7.1 Joint Stipulation of Dismissal

Within five (5) business days following Licensor’s actual receipt of the Settlement Payment, the Parties shall file a joint stipulation of dismissal of the DJ Action, with prejudice, in substantially the form attached hereto as Exhibit A.

7.2 Cooperation

The Parties shall cooperate in good faith to effectuate the dismissal of the DJ Action with prejudice in accordance with Section 7.1. Each Party shall execute such additional documents and take such additional actions as may be reasonably necessary to accomplish such dismissal.

7.3 No Further Litigation

Following dismissal of the DJ Action with prejudice pursuant to Section 7.1, neither Party shall commence, maintain, or support any Claim against the other Party that asserts infringement of the Licensed ‘622 Patent by Licensed Products or, except to the extent permitted in Section 5.1, that challenges the validity or enforceability of the Licensed ‘622 Patent. For the avoidance of doubt, this Section 7.3 does not limit either Party’s rights or claims with respect to any other patent, product, conduct, or dispute unrelated to the Licensed ‘622 Patent and the Licensed Products. Nothing in this Section 7.3 shall limit either Party’s rights to enforce this Agreement in accordance with its terms.

ARTICLE VIII — REPRESENTATIONS AND WARRANTIES

8.1 Mutual Authority

Each Party represents and warrants that it has the corporate power and authority to enter into this Agreement and to carry out the terms and perform its obligations set forth in this Agreement, and that the person executing this Agreement on its behalf has the authority to act for and bind such Party.

8.2 Licensor Representations

Licensor represents and warrants that as of the Effective Date (i) Licensor is the sole and exclusive owner and assignee of the United States Patent No. 8,205,622 B2 and has the right and authority to grant the license, releases, and covenants set forth herein; (ii) no Third Party (including any Affiliate of Licensor) holds any rights in the Licensed ‘622 Patent that would conflict with or impair the grants set forth in this Agreement; and (iii) Licensor is not aware of any pending action or proceeding brought by any Third Party that, if adversely determined, would prevent Licensor from performing its obligations under this Agreement.

8.3 Disclaimer of Other Warranties

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. ANY WARRANTY MADE BY LICENSEE TO ITS CUSTOMERS OR OTHER THIRD PARTIES SHALL BE THE SOLE RESPONSIBILITY OF LICENSEE AND SHALL NOT BIND LICENSOR OR BE DEEMED OR TREATED AS HAVING BEEN MADE BY LICENSOR.

ARTICLE IX — MISCELLANEOUS PROVISIONS

9.1 Confidentiality

The existence, terms, and conditions of this Agreement shall be treated as confidential and no Party nor any of their respective Affiliates, nor any of its or their employees, officers, directors, legal advisors, accountants, auditors, financial advisors, or other professional advisors may publicize or issue, make or cause the publication of any press release or other public statement, announcement or disclosure with respect to the settlement or resolution of the DJ Action, this Agreement, the terms hereof (including the financial terms or the scope or nature of the intellectual property or products licensed hereunder) or the transactions contemplated thereby without the prior written consent of the other Party (in its sole discretion), provided, however, that each of the Parties may disclose this Agreement or any terms of this Agreement solely to the extent required (i) by discovery requests in pending litigation subject to a protective order with a confidentiality designation of “Outside Attorneys’ Eyes Only” or higher; (ii) pursuant to an order of any court, administrative forum, governmental body, or governmental agency, or as may otherwise be required by law, order, rule, regulation or if required in connection with an investigation by a governmental agency; provided, that in the event of any such disclosure, the disclosing party shall, to the extent legally permissible and practicable, (a) provide the other party with prompt written notice of such requirement prior to any such disclosure so that such other party may seek an appropriate protective order, injunction, or other remedy, (b) reasonably cooperate with such other party in its efforts to obtain such protective order, injunction, or other remedy, and (c) if no such protective order, injunction, or other remedy is obtained, disclose only that portion of the Agreement or terms of the Agreement that, in the reasonable opinion of the disclosing party’s legal counsel, is legally required to be disclosed and exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to any information so disclosed; (iii) by U.S. federal securities laws in accordance with Section 9.2 below; (iv) to their respective employees, officers, directors, legal advisors, accountants, auditors, financial advisors, and other professional advisors, in each case with a need to know, subject to reasonable non-use and non-disclosure requirements; and (v) to potential and actual acquirers, investors, underwriters, and lenders, in each case with a need to know, subject to reasonable non-use and non-disclosure requirements.

9.2 SEC Disclosure and Acknowledgment

Licensee acknowledges and agrees that Licensor is a public reporting company whose securities are traded on the OTCQB Marketplace, and that Licensor is required under the U.S. federal securities laws, including without limitation Section 13 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to disclose the existence and material terms of this Agreement. Licensee further acknowledges that Licensor’s disclosure obligations may require disclosure of the Settlement Payment amount. Without limiting the foregoing, Licensee acknowledges and agrees that:

(a) Licensor will file with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K disclosing the entry into this Agreement and its material terms within four (4) business days following execution of this Agreement, as required by Item 1.01 of Form 8-K;

(b) Licensor will file a complete copy of this Agreement as an exhibit to such Form 8-K (or, alternatively, with Licensor’s next periodic report filed under the Securities Exchange Act of 1934), as required by Item 601(b)(10) of Regulation S-K, except that Licensor will, following consultation with Licensee and its counsel, request confidential treatment for any commercially sensitive provisions in accordance with applicable SEC rules, including the SEC staff’s CF Disclosure Guidance: Topic 7 and, if applicable, Rule 24b-2;

(c) Licensor shall provide Licensee drafts of the Form 8-K (including the disclosure narrative), as well as a description of any portions of this Agreement for which Licensor intends to seek confidential treatment, in each case at least two (2) business days prior to filing for Licensee’s review and comment, and shall consider in good faith, and shall not unreasonably refuse to accept, the views of Licensee and its counsel regarding the form, content, and timing of any required disclosure under applicable securities laws, provided that, to the extent the Parties are unable to agree, Licensor retains final discretion regarding such matters solely as necessary to comply with its disclosure obligations under applicable securities laws, and shall limit any disclosure of Licensee’s confidential information to that which Licensor’s counsel reasonably determines is legally required;

(d) Any other disclosure made by Licensor in periodic reports or other filings made under the Securities Act of 1933 or Securities Exchange Act of 1934 following the filing of the Form 8-K shall only be made if required under the U.S. federal securities laws and such disclosure shall not include additional information or information that is not materially consistent with the finalized disclosure narrative in the Form 8-K; and

(e) Such disclosure and exhibit filing made in compliance with this Section 9.2 shall not constitute a breach of Section 9.1 or any other provision of this Agreement, and Licensee waives any claim that such disclosure violates this Agreement.

9.3 Notices

All notices required or permitted to be given hereunder shall be in writing and shall be delivered by email and overnight courier addressed to the addresses set forth in Exhibit B. Notices shall be deemed given upon actual receipt by the addressee.

9.4 Choice of Law

This Agreement and matters connected with the performance hereof shall be construed, interpreted, and governed in all respects in accordance with the laws of the State of Delaware, without reference to conflict of laws principles that would require the application of the law of any other jurisdiction.

9.5 Dispute Resolution

The Parties agree that any disputes and Claims between the Parties regarding this Agreement, its construction, and matters connected with its performance shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware. The Parties hereby waive any challenge to the jurisdiction or venue of such Court and consent to personal jurisdiction and venue in the foregoing court over and in such matters.

9.6 No Admission of Liability

It is expressly understood that this Agreement is entered into solely for the purpose of allowing the Parties to avoid potential or actual disputes. This Agreement does not constitute an admission of infringement, enforceability, validity, or liability by either Party.

9.7 Assignment of the Agreement

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns whether by merger, consolidation, operation of law, or otherwise. Licensee may assign its rights under this Agreement (a) in whole or in part to an Affiliate, including in connection with any business restructuring or reorganization, or (b) in whole, with at least thirty (30) days’ prior written notice to Licensor, and only if the assignee agrees in writing to be bound by all terms of this Agreement, to a non-Affiliate Third Party; provided, however, that the license, releases, covenant not to sue, and other rights granted herein shall not extend to such non-Affiliate Third Party as to any pre-assignment activities of such non-Affiliate Third Party or its Affiliates related to Products that were not otherwise subject to any such license, releases, covenant not to sue, or other rights prior to the assignment (such as where such non-Affiliate Third Party acquires a Departing Affiliate or Transferred Products or where, prior to such assignment, such non-Affiliate Third Party was a Covered Third Party) and Licensor retains the right to pursue legal remedies against the assignee for any such unlicensed and unreleased pre-assignment activities. Partial assignments to non-Affiliate Third Parties shall require Licensor’s prior written consent, not to be unreasonably withheld.

9.8 Departing Affiliates

In the event that any Person that is an Affiliate of Licensee at any time on or after the Effective Date ceases to be an Affiliate of Licensee (such Person, a “Departing Affiliate,” and the date on which such Person ceases to be an Affiliate of Licensee, its “Departure Date”), all licenses, releases, covenants not to sue, and other rights granted herein shall thereafter extend and apply to such Departing Affiliate and its successors and assigns as to any Products of such Departing Affiliate that are or were subject to any such license, release, covenant not to sue or other rights on or prior to its Departure Date (including all Products of such Departing Affiliate that are or were Licensed Products on or prior to its Departure Date) along with all improvements, variations, extensions and natural evolutions of such Products, and all activities related to any of the foregoing. Notwithstanding the foregoing, any Person that both (i) is acquired from a non-Affiliate Third Party and first becomes an Affiliate of Licensee after the Effective Date, and (ii) less than two (2) years after such acquisition ceases to be an Affiliate of Licensee, shall have rights under this Agreement only while such Person remains an Affiliate of Licensee and only with respect to activities occurring during such affiliation, unless otherwise agreed in writing by Licensor.

9.9 Licensed Product Transfers

In the event that (other than via any Departing Affiliate transaction that is the subject of Section 9.8 above) Licensee or any of its Affiliates or its or their successors or assigns sells, assigns or otherwise transfers any Licensed Product to any non-Affiliate Third Party, (such Licensed Product, a “Transferred Product,” the date on which such sale, assignment or transfer is consummated, the “Transfer Date,” and the purchaser, assignee or transferee of such Transferred Product, the “Product Purchaser”), all licenses, releases, covenants not to sue, and other rights granted herein (including the “have done” rights set forth in Section 2.1) shall thereafter extend and apply to the Product Purchaser as to such Transferred Product, all improvements, variations, extensions and natural evolutions of such Transferred Product, and all activities related to any of the foregoing. Nothing in this Section 9.9 shall be construed to grant any right to sublicense or to circumvent the prohibition on sublicensing set forth in Section 2.1, unless otherwise agreed in writing by Licensor.

9.10 Licensed ‘622 Patent Transfers

Licensor may sell, assign, or otherwise transfer any Licensed ‘622 Patent to any Third Party, provided that such transfer is subject to all of the terms and conditions of this Agreement and the transferee agrees in writing to be bound by the terms of this Agreement.

9.11 Further Acts

The Parties agree to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out this Agreement.

9.12 Bankruptcy

Licensor acknowledges and agrees that all rights and licenses granted to Licensee under this Agreement shall, and shall be deemed to, survive any bankruptcy proceeding under the laws of any jurisdiction throughout the world, notwithstanding any right of rejection or termination arising under the laws of any jurisdiction throughout the world. The Parties acknowledge and agree that, for purposes of Section 365(n) of the United States Bankruptcy Code (11 U.S.C. §§101 et seq., as amended), all rights and licenses granted to Licensee under this Agreement are, and shall otherwise be deemed to be, rights and licenses to “intellectual property” as defined under Section 101 of the Bankruptcy Code. Licensee, as a licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further acknowledge that the Settlement Payment has been paid in full as of the Effective Date and the license is fully paid-up and irrevocable; accordingly, there are no continuing payment obligations of Licensee under this Agreement that could be subject to assumption or rejection in any insolvency proceeding.

9.13 Severability

If a court of competent jurisdiction holds that any provision or part of this Agreement is invalid or unenforceable, the court shall modify that provision or part to the minimum extent necessary to make it valid and enforceable, or if it cannot be made valid and enforceable, shall sever and delete that part, with the remainder of this Agreement remaining in full force and effect.

9.14 Entire Agreement

This Agreement (including all attachments hereto) embodies the entire understanding of the Parties with respect to the subject matter hereof and replaces and supersedes all prior agreements or understandings, oral or written, with respect to such matters. To the extent there is any conflict or inconsistency between this Agreement and any of the attachments or Exhibits hereto, the terms of this Agreement shall control.

9.15 Modification; Waiver

No modification or amendment to this Agreement shall be effective unless in writing and signed by authorized representatives of both Parties. No waiver of any provision, breach, or default of this Agreement shall be valid unless in a writing signed by the waiving Party that specifies what is being waived.

9.16 Construction

This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted of their own self-interest. In addition, each Party has been represented and advised by legal counsel regarding the terms of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

9.17 No Third-Party Beneficiaries

This Agreement does not confer on any person other than the Parties hereto any right to bring an action based upon an alleged breach of this Agreement; however, this Section 9.17 shall not prevent a Third Party, including but not limited to Covered Third Parties, from pleading this Agreement as a defense in an action initiated against such Third Party concerning infringement of the Licensed ‘622 Patent in respect of Licensed Products.

9.19 Relationship of the Parties

The Parties are independent contractors and are not, and shall not represent themselves as, principal and agent, partners, joint venturers, or business associates of any kind. No Party shall attempt to act, or represent itself as having the power, to bind the other Parties or create any obligation on behalf of the other Parties.

9.20 Counterparts

This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument. This Agreement may be executed by electronic or digital signatures.

EXECUTION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VPR BRANDS, LP

By:	/s/ Kevin Frija
Name:	Kevin Frija
Title:	Chief Executive Officer

Date:	7/10/2026

R.J. REYNOLDS VAPOR COMPANY

By:	/s/ Ryan Niland
Name:	Ryan Niland
Title:	Director

Date:	7/10/2026